Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.

                             Six Months Ended           Three Months Ended
                                 June 30,                    June 30,
                            2003         2002          2003          2002
                        __________   __________     __________    __________

Numerator:
  Net income(loss)      $7,086,000   $7,243,000     $3,503,000    $3,698,000
                        ==========   ==========     ==========    ==========

Denominator:
  Denominator for
    Basic income (loss)
    Per share -
    Weighted average
    Shares               8,176,313    8,229,904      8,182,213     8,223,389

Dilutive potential
  Common shares -
    Employee stock
    Options                 10,727        9,501         10,562        12,294
                        __________   __________     __________    __________

Denominator for
  Diluted earnings
  (loss) per share -
  Adjusted weighted
  Average shares         8,187,040    8,239,405      8,192,775     8,235,683
                        ==========   ==========     ==========    ==========

Note 1: The weighted-average number of shares outstanding for March 31 2002, has been restated for the 4 for 3 stock split, accounted for as a stock dividend, that occurred during the third quarter of 2002.